Thermodynetics Reports Consistent Sales Levels

WINDSOR, CT -- (Marketwire - February 20, 2009) - Thermodynetics, Inc. (PINKSHEETS: TDYT)

Thermodynetics' Turbotec subsidiary sales levels remain at record levels despite the slow down in the general economy. For the nine months ended December 31, 2008, revenues were in excess of $22 million as compared with the prior year's almost $21 million. While the major impetus in maintaining sales levels is the geothermal heat pump market, the swimming pool heat pump market, largely Florida oriented, remains weak. Contributing to the steady sales levels were rebate programs and tax credits in the US and Canada. A slow down in shipments is anticipated in the January to March quarter, a typically slow period for the company, as customers are beginning to extend delivery dates for new orders which also reflects the current economic conditions in our markets.

Another factor related to revenue levels involves the commodity prices that have declined significantly over the recent past. The revenues reported include this factor as price increases are passed along to customers. The effect of higher commodity prices is a reduction in gross profit margins as price increases cannot be fully passed along to customers; as prices of raw materials decline, the Company can recapture certain costs and thereby improving manufacturing margins result.

Turbotec has opened a facility in North Carolina and began limited production in January. Their reason for this new facility is to allow for greater capacity and to relieve the pressure they are experiencing at their Connecticut facilities. They expect, subject to economic conditions, to bring the facility to full production levels this summer.

The demand for high efficiency heat pumps as part of a "green" initiative continues to give Turbotec's products broad appeal in retrofit and high end system applications.

Gross margin percentage was 30% for the first nine months of fiscal 2009 compared to 26% for the same period last year. In the latest three month period the margin was 29% vs. 28% in the like period of 2007. Inventory levels increased from $3.1 million at March 31, 2008 to $3.9 million at December 31, 2008.

Selling, general and administrative expenses increased in both the three and nine month periods primarily because of increased costs incurred for corporate governance, engineering and administrative expenses and the cost of litigation. Interest expenses were relatively constant in these periods.

Significant risk factors and economic considerations pertaining to Turbotec include the cost of energy and incentives provided by producers, sellers and municipalities to encourage the use of more efficient equipment; interest rates that can stimulate or depress purchasing demand; the cost and availability of materials used in production; and regulatory directives and incentives relating to energy consumption, conservation and environmental issues. The Company may be affected by the economic downturn that the world is currently experiencing as poor business conditions, stock market volatility and other financial perturbations create disruptions or opportunities.

FORWARD-LOOKING STATEMENTS

This report contains certain forward-looking statements regarding the Company, its business prospects and results of operations that are subject to certain risks and uncertainties posed by many factors and events that could cause the Company's actual business, prospects and results of operations to differ materially from those that may be anticipated by such forward-looking statements. Factors that may affect such forward-looking statements include, without limitation: the Company's ability to successfully and timely develop and finance new projects, the impact of competition on the Company's subsidiary's revenues, changes in unit prices, and supply and demand for the Company's tubing product lines especially in applications serving the commercial, industrial and residential construction industries.

When used, words such as "believes," "anticipates," "expects," "continue," "may," "plan," "predict," "should," "will," "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may subsequently arise. Readers are urged to carefully review and consider the various disclosures made by the Company in this report, news releases, and other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business.

                                           Figures in $000’s,
                                       Except for Per Share Data
                              Three Months Ended      Nine months ended
                                             December 31,
                               2007        2008        2007        2008
                            ----------  ----------  ----------  ----------
Net Sales                   $    6,415  $    7,322  $   20,874  $   22,251
Operating Income                   510         295       1,610       1,393
Income Before Income Taxes
 And Minority Interest             471         302       1,486       1,307
Provision for Income Taxes         187         255         423         753
Minority Interest in
 Subsidiary                       (171)       (150)       (504)       (456)
Net Income                         113        (103)        559          98

Weighted Shares Outstanding-
   Basic and Diluted         4,062,297   4,080,306   4,051,906   4,080,306

Earnings Per Share-
   Basic and diluted        $      .03  $     (.03) $      .14  $      .02
                            ==========  ==========  ==========  ==========

ABOUT THERMODYNETICS

Through its Turbotec Products, Plc subsidiary, Thermodynetics manufactures high performance, high quality heat exchangers, heat transfer tubing and fabricated metal components. The Company serves customers in the space conditioning, refrigeration, marine, swimming pool and spa, plumbing, food and beverage, appliance and water heating. Turbotec is quoted on the AIM market in London under the symbol TRBO, while Thermodynetics is quoted OTC under the symbol TDYT. Thermodynetics also owns a nominal interest in a private Belgium company that is engaged in the nutraceutical industry by providing natural, bioactive chemical compounds that have health promoting, disease preventing or medicinal properties. TDYT invested a nominal amount in a UK based company that acquires companies it wishes to operate while also assisting other companies to raise cash through the capital markets in the United States and the United Kingdom. Thermodynetics continues to seek acquisition and investment candidates.

Significant risk factors and economic considerations associated with heat transfer products include, but are not limited to, seasonality of purchasing and building cycles, the cost of energy, the reported housing slowdown, incentives provided by manufacturers, marketers and municipalities to encourage the use of more efficient equipment, interest rate changes that may stimulate or depress demand, the cost and availability of materials used in manufacturing processes, and regulatory directives relating to energy consumption, conservation and the environment.

Contact:
Robert A. Lerman
860-683-2005